UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13D

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934

                                (AMENDMENT NO. 1)

                               KASPER A.S.L., LTD.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                     Common Stock, par value $0.01 per share
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    485808109
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                                  Leon Frenkel
                            c/o TRIAGE Management LLC
                                 401 City Avenue
                                    Suite 526
                              Bala Cynwyd, PA 19004
                                 (610) 668-0404
--------------------------------------------------------------------------------
   (Name, Address and Telephone Number of Person Authorized to Receive Notices
                              and Communications)

                                 August 7, 2003
--------------------------------------------------------------------------------
             (Date of Event which Requires Filing of this Statement)


If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(e), 13d-1(f) or 13d-1(g), check the following box. __

Note: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Rule 13d-7 for other parties to whom copies are to be sent.

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP NO. 485808109

------- ------------------------------------------------------------------------
1       NAMES OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

        Triage Management LLC
------- ------------------------------------------------------------------------
2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                   (a)
                                                                           (b)
------- ------------------------------------------------------------------------
3       SEC USE ONLY

------- ------------------------------------------------------------------------
4       SOURCE OF FUNDS

------- ------------------------------------------------------------------------
5       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
        ITEM 2(d) OR 2(e)    __
------- ------------------------------------------------------------------------
6       CITIZENSHIP OR PLACE OF ORGANIZATION

        Delaware
------- ------------------------------------------------------------------------
                        7      SOLE VOTING POWER

                               0
                        ------ -------------------------------------------------
       NUMBER OF        8      SHARED VOTING POWER
        SHARES
     BENEFICIALLY              222,000
       OWNED BY         ------ -------------------------------------------------
         EACH           9      SOLE DISPOSITIVE POWER
       REPORTING
        PERSON                 0
         WITH           ------ -------------------------------------------------
                        10     SHARED DISPOSITIVE POWER

                               222,000
--------- ----------------------------------------------------------------------
11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          222,000
--------- ----------------------------------------------------------------------
12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES

--------- ----------------------------------------------------------------------
13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

          3.26%
--------- ----------------------------------------------------------------------
14        TYPE OF REPORTING PERSON

          OO
--------- ----------------------------------------------------------------------

CUSIP NO.  485808109

------- ------------------------------------------------------------------------
1       NAMES OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

        TRIAGE Capital Management, L.P.
------- ------------------------------------------------------------------------
2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                   (a)
                                                                           (b)
------- ------------------------------------------------------------------------
3       SEC USE ONLY

------- ------------------------------------------------------------------------
4       SOURCE OF FUNDS

        WC
------- ------------------------------------------------------------------------
5       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
        ITEM 2(d) OR 2(e)    __
------- ------------------------------------------------------------------------
6       CITIZENSHIP OR PLACE OF ORGANIZATION

        Delaware
------- ------------------------------------------------------------------------
                        7      SOLE VOTING POWER

                               84,500
                        ------ -------------------------------------------------
       NUMBER OF        8      SHARED VOTING POWER
        SHARES
     BENEFICIALLY              0
       OWNED BY         ------ -------------------------------------------------
         EACH           9      SOLE DISPOSITIVE POWER
       REPORTING
        PERSON                 84,500
         WITH           ------ -------------------------------------------------
                        10     SHARED DISPOSITIVE POWER

                               0
--------- ----------------------------------------------------------------------
11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          84,500
--------- ----------------------------------------------------------------------
12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
          SHARES                                                            |X|

--------- ----------------------------------------------------------------------
13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

          1.24%
--------- ----------------------------------------------------------------------
14        TYPE OF REPORTING PERSON

          OO
--------- ----------------------------------------------------------------------

CUSIP NO.  485808109

------- ------------------------------------------------------------------------
1       NAMES OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

        Triage Offshore Fund, Ltd.
------- ------------------------------------------------------------------------
2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                   (a)
                                                                           (b)
------- ------------------------------------------------------------------------
3       SEC USE ONLY

------- ------------------------------------------------------------------------
4       SOURCE OF FUNDS

        WC
------- ------------------------------------------------------------------------
5       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
        ITEM 2(e) OR 2(e)     __
------- ------------------------------------------------------------------------
6       CITIZENSHIP OR PLACE OF ORGANIZATION

        Cayman Islands
------- ------------------------------------------------------------------------
                        7      SOLE VOTING POWER

                               64,000
                        ------ -------------------------------------------------
       NUMBER OF        8      SHARED VOTING POWER
        SHARES
     BENEFICIALLY              0
       OWNED BY         ------ -------------------------------------------------
         EACH           9      SOLE DISPOSITIVE POWER
       REPORTING
        PERSON                 64,000
         WITH           ------ -------------------------------------------------
                        10     SHARED DISPOSITIVE POWER

                               0
--------- ----------------------------------------------------------------------
11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          64,000
--------- ----------------------------------------------------------------------
12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
          SHARES                                                            |X|

--------- ----------------------------------------------------------------------
13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

          .94%
--------- ----------------------------------------------------------------------
14        TYPE OF REPORTING PERSON

          OO
--------- ----------------------------------------------------------------------

CUSIP NO.  485808109

------- ------------------------------------------------------------------------
1       NAMES OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

        Triage Advisors, LLC
------- ------------------------------------------------------------------------
2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                   (a)
                                                                           (b)
------- ------------------------------------------------------------------------
3       SEC USE ONLY

------- ------------------------------------------------------------------------
4       SOURCE OF FUNDS

------- ------------------------------------------------------------------------
5       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
        ITEM 2(d) OR 2(e)     __
------- ------------------------------------------------------------------------
6       CITIZENSHIP OR PLACE OF ORGANIZATION

        Delaware
------- ------------------------------------------------------------------------
                        7      SOLE VOTING POWER

                               0
                        ------ -------------------------------------------------
       NUMBER OF        8      SHARED VOTING POWER
        SHARES
     BENEFICIALLY              64,000
       OWNED BY         ------ -------------------------------------------------
         EACH           9      SOLE DISPOSITIVE POWER
       REPORTING
        PERSON                 0
         WITH           ------ -------------------------------------------------
                        10     SHARED DISPOSITIVE POWER

                               64,000
--------- ----------------------------------------------------------------------
11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          64,000
--------- ----------------------------------------------------------------------
12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
          SHARES                                                           |X|

--------- ----------------------------------------------------------------------
13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

          .94%
--------- ----------------------------------------------------------------------
14        TYPE OF REPORTING PERSON

          OO
--------- ----------------------------------------------------------------------

CUSIP NO.  485808109

------- ------------------------------------------------------------------------
1       NAMES OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

        OTA LLC
------- ------------------------------------------------------------------------
2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                   (a)
                                                                           (b)
------- ------------------------------------------------------------------------
3       SEC USE ONLY

------- ------------------------------------------------------------------------
4       SOURCE OF FUNDS

        WC
------- ------------------------------------------------------------------------
5       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
        ITEM 2(d) OR 2(e)    __
------- ------------------------------------------------------------------------
6       CITIZENSHIP OR PLACE OF ORGANIZATION

        Delaware
------- ------------------------------------------------------------------------
                        7      SOLE VOTING POWER

                               73,500
                        ------ -------------------------------------------------
       NUMBER OF        8      SHARED VOTING POWER
        SHARES
     BENEFICIALLY              0
       OWNED BY         ------ -------------------------------------------------
         EACH           9      SOLE DISPOSITIVE POWER
       REPORTING
        PERSON                 73,500
         WITH           ------ -------------------------------------------------
                        10     SHARED DISPOSITIVE POWER

                               0
--------- ----------------------------------------------------------------------
11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          73,500
--------- ----------------------------------------------------------------------
12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
          SHARES                                                            |X|

--------- ----------------------------------------------------------------------
13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

          1.08%
--------- ----------------------------------------------------------------------
14        TYPE OF REPORTING PERSON

          BD
--------- ----------------------------------------------------------------------

         This first amendment (the "First Amendment") amends and supplements the Statement on Schedule 13D, dated May 2, 2003, previously filed with the Securities and Exchange Commission by the Reporting Persons (as defined in Item 2 below) with respect to their beneficial ownership of common stock, par value $0.01 per share (the "Common Stock"), of Kasper A.S.L, LTD., a Delaware corporation (the "Issuer").

         ITEM 2.   IDENTITY AND BACKGROUND

         The persons filing this First Amendment are Triage Management LLC, a Delaware limited liability company ("TM"), Triage Capital Management, L.P., a Delaware limited partnership ("TCML"), Triage Offshore Fund, Ltd., a Cayman Islands limited corporation ("TOF"), TRIAGE Advisors, LLC, a Delaware limited liability company ("TA"), and OTA LLC, a Delaware limited liability company ("OTA", and together with TM, TCML, TOF and TA, the "Reporting Persons"). The Reporting Persons together may be deemed a "group" in accordance with Section 13(d)(3) of the Act. Set forth below is certain information relating to the Reporting Persons and, with respect to such Reporting Persons, information relating to their respective members, directors and executive officers:

         TM
         --

         (a) Name: Triage Management LLC.

         (b) Address:  401 City  Avenue,  Suite 526,  Bala Cynwyd,  Pennsylvania
19004.

         (c) Principal Business: General Partner of TCML.

         (d), (e) Certain Proceedings: During the past five (5) years, TM has not been the subject of any type of proceeding specified in Items 2(d) and 2(e) of Schedule 13D.

         (f)      Citizenship:  Delaware.

         Leon Frenkel ("Frenkel"), a United States Citizen, is the managing member of TM. His business address is 401 City Avenue, Suite 526, Bala Cynwyd, Pennsylvania 19004. During the past five (5) years, Frenkel has not been the subject of any type of legal proceeding specified in Items 2(d) and 2(e) of this First Amendment. His business occupation is investment manager.

         TCML
         ----

         (a) Name: Triage Capital Management, L.P.

         (b) Address:  401 City  Avenue,  Suite 526,  Bala Cynwyd,  Pennsylvania
19004.

         (c) Principal Business: Investing in securities.

         (d), (e) Certain Proceedings: During the past five (5) years, TCML has not been the subject of any type of proceeding specified in Items 2(d) and 2(e) of Schedule 13D.

         (f)      Citizenship:  Delaware.

         TM is the general partner of TCML. TM's business address 401 City Avenue, Suite 526, Bala Cynwyd, Pennsylvania 19004. During the past five (5) years, TM has not been the subject of any type of legal proceeding specified in Items 2(d) and 2(e) of Schedule 13D.

         TOF
         ---

         (a) Name: Triage Offshore Fund, Ltd.

         (b) Address: c/o I.F.A, 48 Par La Ville Road, Suite 464, Hamilton HW11, Bermuda.

         (c) Principal Business: Investing in securities.

         (d), (e) Certain Proceedings: During the past five (5) years, TOF has not been the subject of any type of proceeding specified in Items 2(d) and 2(e) of Schedule 13D.

         (f)      Citizenship:  Cayman Islands.

         TA is the investment manger for TOF. TA's business address is 401 City Avenue, Suite 526, Bala Cynwyd, Pennsylvania 19004. During the past five (5) years, TA has not been the subject of any type of legal proceeding specified in Items 2(d) and 2(e) of Schedule 13D.

         TA
         --

         (a) Name: Triage Advisors, LLC.

         (b) Address:  401 City  Avenue,  Suite 526,  Bala Cynwyd,  Pennsylvania
19004.

         (c) Principal Business: Investment manager of TOF.

         (d), (e) Certain Proceedings: During the past five (5) years, TA has not been the subject of any type of proceeding specified in Items 2(d) and 2(e) of Schedule 13D.

         (f)      Citizenship:  Delaware.

         Frenkel, a United States citizen, is the managing member of TA. Frenkel's business address is 401 City Avenue, Suite 526, Bala Cynwyd, Pennsylvania 19004. During the past five (5) years, Frenkel has not been the subject of any type of legal proceeding specified in Items 2(d) and 2(e) of this First Amendment. His principal business occupation is investment manager.

         OTA
         ---

         (a) Name: OTA LLC.

         (b) Address: One Manhattanville Road, Purchase, New York, 10577.

         (c) Principal Business: Broker dealer.

         (d), (e) Certain Proceedings: During the past five (5) years, OTA has not been the subject of any type of proceeding specified in Items 2(d) and 2(e) of this First Amendment.

         (f)      Citizenship:  Delaware.

         Ira Leventhal, a United States citizen, may be deemed to be the controlling person of OTA. His business address is One Manhattanville Road, Purchase, New York, 10577. During the past five (5) years, Ira Leventhal has not been the subject of any type of legal proceeding specified in Items 2(d) and 2(e) of Schedule 13D. His business occupation is managing director of OTA.


         ITEM 5.   INTEREST IN SECURITIES OF THE ISSUER

         As of August 7, 2003 the Reporting Persons have ceased to be the beneficial owners of more than 5% percent of the Issuer's securities. The dates and amount of each transaction of the shares of the Issuer's Common Stock owned by the Reporting Persons, the aggregate of which reduced the Reporting Persons' beneficial ownership of the Issuer's securities below 5% percent, are listed on Exhibit A hereto.

         ITEM 7.      MATERIAL TO BE FILED AS EXHIBITS

         The following document is filed as an Exhibit to this First Amendment:

         Exhibit A:        As described in Item 5.
         ---------

                                    SIGNATURE


         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this First Amendment is true, complete and correct.


Dated:  August 11, 2003                  TRIAGE Management LLC


                                         By: /s/ Leon Frenkel
                                             ------------------------------
                                             Name:  Leon Frenkel
                                             Title: Managing Member


Dated: August 11, 2003                   TRIAGE Capital Management, L.P.


                                         By: /s/ Leon Frenkel
                                             ------------------------------
                                             Name:  Leon Frenkel
                                             Title: Senior Managing Member


Dated: August 11, 2003                   TRIAGE Offshore Fund, Ltd.


                                         By: /s/ Leon Frenkel
                                             ------------------------------
                                             Name:  Leon Frenkel
                                             Title: Senior Managing Member


Dated: August 11, 2003                   TRIAGE Advisors, LLC


                                         By: /s/ Leon Frenkel
                                             ------------------------------
                                             Name:  Leon Frenkel
                                             Title: Managing Member


Dated: August 11, 2003                   OTA LLC


                                         By: /s/ Richard Cayne
                                             ------------------------------
                                             Name:  Richard Cayne
                                             Title: General Counsel